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                                                                     EXHIBIT 8.2


                   TAX OPINION OF JONES, DAY, REAVIS & POGUE



                   [Letterhead of Jones, Day, Reavis & Pogue]



                                                                January 26, 1999


Oryx Energy Company
13155 Noel Road
Dallas, TX 75240-5067

Ladies and Gentlemen:


     We have acted as counsel to Oryx Energy Company (the "Company") in connection with the proposed Reverse Split and Merger of the Company with and into Kerr-McGee Corporation ("Kerr-McGee"), as described in the Merger Agreement between the Company and Kerr-McGee dated as of October 14, 1998 and the Joint Proxy Statement/Prospectus on Form S-4 relating to the Merger. Capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.


     Pursuant to your request, we are furnishing you with our opinion as to the federal income tax consequences of the Merger. For purposes of this opinion we have relied upon, and assumed the completeness, truth, and accuracy of, the Merger Agreement, the Joint Proxy Statement/Prospectus, and the representations provided by authorized officers of the Company and Kerr-McGee, without having independently verified the completeness, truth and accuracy of such documents. We have further assumed that any of the above-referenced representations that are qualified by reference to the knowledge of the representor or others (e.g., a representation that a statement is true "to the knowledge of" management) are true without such qualification.

     Based upon the foregoing, and provided that the facts, representations and assumptions referenced above set forth the facts relating to the Merger fully and accurately as of the Effective Time, we are of the opinion that:

     (i) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code;

     (ii) the Company and Kerr-McGee will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     (iii) no gain or loss will be recognized by the stockholders of Oryx upon the reclassification of their shares as a result of the Reverse Split or with respect to the shares of Oryx Common Stock exchanged for Kerr-McGee Common Stock in the Merger (except for cash received in lieu of fractional shares);

     (iv) no gain or loss will be recognized by Kerr-McGee or Oryx as a result of the Merger;

     (v) the aggregate tax basis of the shares of Kerr-McGee Common Stock received by an Oryx stockholder will be equal to such stockholder's aggregate tax basis in the Oryx Common Stock reclassified in the Reverse Split (reduced by the amount of basis properly allocated to fractional shares for which cash was received);

     (vi) a holder's holding period with respect to the shares of Kerr-McGee Common Stock received pursuant to the Merger will include the holding period of the Oryx Common Stock reclassified in the Reverse Split and exchanged therefor; and

     (vii) the receipt of cash in lieu of fractional shares of stock by a stockholder of Oryx will result in taxable gain or loss to such stockholder based on the difference between the amount of cash received by
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Oryx Energy Company

January 26, 1999

Page 2

such stockholder and such stockholder's adjusted tax basis allocated to such fractional share as set forth above.

     This opinion relates solely to the federal income tax consequences of the Merger discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon currently applicable provisions of the Internal Revenue Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus. We also consent to the references to Jones Day under the captions "Experts" and "The Proposed Merger -- Material United States Federal Income Tax Consequences" in the Joint Proxy Statement/ Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                            Very truly yours,


                                            /s/  Jones, Day, Reavis & Pogue


                                            JONES, DAY, REAVIS & POGUE

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